FOR IMMEDIATE RELEASE
December 1, 2004

Public Company Management Corporation Files 8-K on Financial Earnings and Reports $0.09 EPS for First Nine Months of 2004

LAS VEGAS, NV – Public Company Management Corporation (OTC BB: PUBC) today announced revenues of $1.6 million for the nine months ending September 30, 2004, a 300% increase over the year ending December 31, 2003.  Net income for the same period was $1.2 million, or $0.09 per share, a 2,184% increase over the $52,535 net income, or $0.003 per share, amount reported for the year ended December 31, 2003.  This audited financial information was provided in the company’s 8-K filing and submitted within the 64-day window following the completion of a reverse listing, as required by the SEC.

Cash, marketable securities and long-term investments totaled over $2.1 million as of September 30, 2004.  Additionally, shareholders' equity substantially rose to $2.0 million in the first 9 months of 2004 when compared to the year ended December 31, 2003.

Other financial highlights include gross revenue and other income of $2.5 million. This includes $146,588 and $775,089 of realized gains and unrealized gains, respectively, on marketable securities of client companies collected as fees.  This yields an EBITDA of $1.9 million, or $0.12 per share, for the 9 months ended September 30, 2004 as compared to EBITDA of $52,535, or $0.003 per share, for the year ended December 31, 2003.  EBITDA is presented because it is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of debt service capability. Management also uses EBITDA to set targets and monitor and assess financial performance. EBITDA is not intended to represent cash flows for the periods presented, nor has it been presented as an alternative to net income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance and cash flow prepared in ac! cordance with generally accepted accounting principles

"We are pleased with our results," said Stephen Brock President and CEO of PUBC.  “During the coming quarter we intend to continue to integrate our subsidiary operating entities so as to realize increased margins from their product lines. We continue to implement our growth strategy and achieve our business goals."

About Public Company Management Corporation
Public Company Management Corporation (OTC BB: PUBC) helps small businesses create long-term value for their companies, shareholders and partners by participating in public capital markets.  PCMC supports the full lifecycle of entering the public market:

1

Education - Pubco White Papers (www.PubcoWhitePapers.com), a subsidiary of PCMC, hosts a comprehensive body of knowledge on private and public equity markets.  Go Public Today (www.GoPublicToday.com), another PCMC subsidiary, offers qualified entrepreneurs and senior executives free consultations with a Registered Investment Adviser. Free consultations regarding mergers, acquisitions and reverse listings are offered in partnership with M&A Capital Advisers (www.MACapitalAdvisers.com) an independent licensed broker-dealer.

2

Registration and listing - GoPublicToday.com is a Registered Investment Advisory firm that provides a complete solution to help small companies register securities for public offerings and obtain a listing on the OTCBB or Pink Sheets.  GoPublicToday.com under its d/b/a Foreign Company Listing, (www.ForeignCompanyListing.com) aids foreign companies in going public in the U.S. markets.

3

Regulatory compliance - Public Company Management Services (www.PCMS-Team.com) assists new and existing public companies in negotiating the new complexities of maintaining a public company and creating sustainable and affordable compliance processes.

PCMC utilizes a project-centric business model to provide top industry expertise to each client and create a repeatable process for client success.  This approach, combined with the innovative use of technology, gives PCMC a scalable operating capacity and cost structure.  A unique equity-based fee structure minimizes cash outlay for clients, ensures total commitment to client success, and maximizes shareholder value when those clients are successful.

PCMC leads by example, demonstrating to current and future clients best practices in taking a company public, investor relations, public relations, regulatory compliance, and raising capital.

For More Information:
Stephen Brock, President/CEO
Public Company Management Corporation (OTC BB: PUBC)
5770 El Camino Blvd.
Las Vegas, NV 89118
702.222.9076
www.PublicCompanyManagement.com
info@PublicCompanyManagement.com

Forward-looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.